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                                                                   EXHIBIT 10.36

                                PROMISSORY NOTE

$190,000.00                      HOUSTON, TEXAS                 JANUARY 31, 1997


         FOR VALUE RECEIVED, the undersigned, DOCTORS PRACTICE MANAGEMENT, INC., ("Maker") promises to pay to the order of JCW MEDICAL ASSOCIATES, P.A. ("Payee") of Houston, Harris County, Texas in lawful money of the United States of America, the sum of ONE HUNDRED NINETY THOUSAND AND 00/100 DOLLARS ($190,000.00), together with interest on the unpaid principal balance hereof from date hereof until maturity at the fixed rate of SIX AND ONE-HALF percent per annum; provided, however, in no event shall interest hereon ever be charged, paid, collected or received at a rate in excess of the maximum nonusurious rate from time to time permitted by applicable Federal or Texas law, whichever shall permit the higher lawful rate (the "Highest Lawful Rate"). If the interest rate provided for elsewhere herein at any time would exceed the Highest Lawful Rate but for the limitation contained herein, the actual rate of interest to accrue on the unpaid amount of this Note shall be limited to the Highest Lawful Rate.

         At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "monthly ceiling" (as defined in Chapter One of the Texas Credit Code) from time to time in effect; but the Payee may from time to time, as to current and future balances, implement any other ceiling under such Chapter and /or revise the index, formula or provision of law used to compute the rate on this Note by notice to the Maker, if and to the extent permitted by, and the manner provided in, such Chapter.

         This Note shall be due and payable as follows:

         Principal shall be due and payable within a year from the date of this Note. Interest shall be calculated on the outstanding note principal balance at a fixed rate of SIX AND ONE-HALF percent on a 365 days basis, and shall be paid on the maturity of this Note.

         All past due principal and interest on this note shall bear interest at the Highest Lawful Rate, or if applicable law shall not provide for a maximum nonusurious rate, at a rate per annum equal to rate of interest herein stated plus five (5%) percent.

         The Maker may at any time pay to the full amount or any part of this Note without the payment of any premium or fee.

         Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.


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$190,000.00                     HOUSTON, TEXAS                  JANUARY 31, 1997



         EXECUTED this 31st day of January, 1997.


                                         DOCTORS PRACTICE MANAGEMENT, INC.


                                         By: /s/ Chiu Chan
                                            -----------------------------------
                                             CHIU CHAN, PRESIDENT





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